Exhibit 99.01
News Release
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Cris Paden	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5526	650-527-5523
CPaden@Symantec.com	Hcorcos@symantec.com
Symantec Reports First Quarter Fiscal 2011 Results
•	GAAP Revenue of $1.433 billion

•	Non-GAAP Operating Margin of 26.5 percent

•	Non-GAAP Earnings Per Share of $0.35

•	GAAP Deferred Revenue of $2.998 billion

•	Cash Flow from Operations of $335 million
MOUNTAIN VIEW, Calif. — July 28, 2010 — Symantec Corp. (Nasdaq:SYMC) today reported the results of its first quarter of fiscal year 2011, ended July 2, 2010. GAAP revenue for the fiscal first quarter was $1.433 billion, flat versus the comparable period a year ago and up 2 percent after adjusting for currency.
“This quarter, we saw lengthening of procurement cycles driven by continued cautiousness among IT buyers. In particular, this affected our storage management results,” said Enrique Salem, president and chief executive officer, Symantec. “We are optimistic about the strength we saw in the public sector as well as with our Data Loss Prevention solutions. In addition, our Software-as-a-Service offerings posted double-digit growth as we continue to expand our leadership in this high-growth market.”
“On a constant currency basis, we saw year-over-year revenue growth across all of our geographies and solid deferred revenue performance,” said James Beer, executive vice president and chief financial officer, Symantec. “We also saw continued growth in our Consumer business as we finalized the successful transition to our in-house eCommerce platform.”
GAAP Results: GAAP operating margin for the first quarter of fiscal year 2011 was 13.5 percent. GAAP net income for the fiscal first quarter was $161 million compared with net income of $74 million for the same quarter last year. GAAP diluted earnings per share were $0.20 compared with $0.09 for the same quarter last year.
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Symantec Reports First Quarter Fiscal 2011 Results

GAAP deferred revenue as of July 2, 2010, was $2.998 billion compared with $2.973 billion as of July 3, 2009, up 1 percent year-over-year. After adjusting for currency, deferred revenue increased 3 percent year-over-year. Cash flow from operating activities for the first quarter of fiscal year 2011 was $335 million. Symantec ended the quarter with cash, cash equivalents and short-term investments of $2.739 billion.
Non-GAAP Results: Non-GAAP operating margin for the first quarter of fiscal year 2011 was 26.5 percent. Non-GAAP net income for the first quarter was $284 million compared with $277 million for the year-ago period, an increase of 3 percent year-over-year. Non-GAAP diluted earnings per share were $0.35 compared with earnings per share of $0.33 for the year-ago quarter, an increase of 6 percent year-over-year.
As previously announced, beginning with this fiscal quarter, Symantec is no longer reporting revenue and deferred revenue on a non-GAAP basis. For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
During the first quarter of fiscal year 2011, Symantec repurchased approximately 14 million shares for $200 million at an average price of $14.49. Symantec has $547 million remaining in the current board authorized stock repurchase plan.
Business Segment and Geographic Highlights
For the quarter, Symantec’s Consumer segment represented 33 percent of total revenue and increased 6 percent year-over-year (increased 7 percent after adjusting for currency). The Security and Compliance segment represented 24 percent of total revenue and increased 1 percent year-over-year (increased 2 percent after adjusting for currency). The Storage and Server Management segment represented 36 percent of total revenue and declined 5 percent year-over-year (declined 3 percent after adjusting for currency). Services represented 7 percent of total revenue and was flat year-over-year (increased 2 percent after adjusting for currency).
International revenue represented 50 percent of total revenue in the first quarter of fiscal year 2011 and decreased 1 percent year-over-year (increased 3 percent after adjusting for currency). The Europe, Middle East and Africa region represented 28 percent of total revenue for the quarter and decreased 6 percent year-over-year (increased 2 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 16 percent of total revenue and increased 7 percent year-over-year (increased 2 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 56 percent of total revenue and increased 2 percent year-over-year on an actual and currency-adjusted basis.
Acquisition Highlights
Symantec completed the acquisitions of PGP and GuardianEdge in early June. The acquisitions generated June quarter revenue of $4 million and diluted earnings per share by half a cent, as expected. With a focus on swift integration, joint selling is occurring in the field and generated stronger than expected bookings in the June
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Symantec Reports First Quarter Fiscal 2011 Results

quarter. The integrated PGP and GuardianEdge product roadmap is complete and the functional integration is progressing smoothly across the company.
Second Quarter Fiscal Year 2011 Guidance
Guidance assumes an exchange rate of $1.26 per Euro for the September 2010 quarter versus the actual weighted average rate of $1.44 per Euro for the September 2009 quarter, approximately a 13 percent currency headwind. The end of period rate for the September 2009 quarter was $1.46, approximately a 14 percent headwind versus the $1.26 per Euro assumption for the September 2010 quarter.
For the second quarter of fiscal year 2011, ending October 1, 2010, revenue is estimated between $1.445 billion and $1.465 billion, down 1 to 2 percent year-over-year and up 1 to 3 percent after adjusting for currency.
GAAP diluted earnings per share are estimated between $0.09 and $0.10. Non-GAAP diluted earnings per share are estimated between $0.27 and $0.28.
Deferred revenue is expected to be in the range of $2.830 billion and $2.860 billion, down 2 to 3 percent year-over-year and up 2 to 3 percent after adjusting for currency.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal first quarter 2011, ended July 2, 2010, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
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Symantec Reports First Quarter Fiscal 2011 Results

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 2, 2010.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.
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SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	July 2,	April 2,
	2010	2010(1)
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$2,726	$3,029
Short-term investments	13	15
Trade accounts receivable, net	573	856
Inventories	22	25
Deferred income taxes	172	176
Other current assets	249	250

Total current assets	3,755	4,351

Property and equipment, net	935	949
Intangible assets, net	1,172	1,179
Goodwill	4,860	4,605
Investment in joint venture	51	58
Other long-term assets	93	90

Total assets	$10,866	$11,232

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$213	$214
Accrued compensation and benefits	284	349
Deferred revenue	2,650	2,835
Convertible senior notes	1,044	—
Income taxes payable	46	35
Other current liabilities	293	338

Total current liabilities	4,530	3,771

Long-term convertible senior notes	853	1,871
Long-term deferred revenue	348	371
Long-term deferred tax liabilities	186	195
Long-term income taxes payable	358	426
Other long-term liabilities	53	50

Total liabilities	6,328	6,684

Total stockholders’ equity	4,538	4,548

Total liabilities and stockholders’ equity	$10,866	$11,232

(1)	Derived from audited financial statements.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Income
(In millions, except per share data)

			Year-Over-Year
	Three Months Ended		Growth Rate
	July 2,	July 3,		Constant
	2010	2009(1)	Actual	Currency(2)

Net revenue:
Content, subscription, and maintenance	$1,248	$1,209
License	185	223

Total net revenue	1,433	1,432	0%	2%

Cost of revenue:
Content, subscription, and maintenance	217	209
License	3	5
Amortization of acquired product rights	45	98

Total cost of revenue	265	312	-15%	-15%

Gross profit	1,168	1,120	4%	6%

Operating expenses:
Sales and marketing	573	559
Research and development	208	221
General and administrative	92	89
Amortization of other purchased intangible assets	61	62
Restructuring	40	34
Impairment of assets held for sale	—	3

Total operating expenses	974	968	1%	1%

Operating income	194	152	28%	38%

Interest income	2	2
Interest expense	(33)	(32)
Other income, net	1	6

Income before income taxes and loss from joint venture	164	128	28%	N/A

(Benefit) Provision for income taxes	(4)	42
Loss from joint venture	7	12

Net income	$161	$74	118%	N/A

Net income per share — basic	$0.20	$0.09
Net income per share — diluted	$0.20	$0.09
Weighted-average shares outstanding — basic	796	816
Weighted-average shares outstanding — diluted	805	827

(1)	As adjusted for the adoption of new authoritative guidance on revenue recognition during the fourth quarter of fiscal 2010.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	July 2,	July 3,
	2010	2009(1)

OPERATING ACTIVITIES:
Net income	$161	$74
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	167	221
Amortization of discount on senior convertible notes	27	25
Stock-based compensation expense	35	49
Deferred income taxes	10	11
Income tax benefit from the exercise of stock options	(3)	(1)
Excess income tax benefit from the exercise of stock options	(1)	(3)
Loss from joint venture	7	12
Other	2	6
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	285	229
Inventories	3	4
Accounts payable	4	16
Accrued compensation and benefits	(68)	(90)
Deferred revenue	(177)	(142)
Income taxes payable	(76)	(19)
Other assets	—	(22)
Other liabilities	(41)	1

Net cash provided by operating activities	335	371

INVESTING ACTIVITIES:
Purchase of property and equipment	(52)	(54)
Proceeds from sale of property and equipment	—	2
Cash (payments for) returned from acquisitions, net of cash acquired	(362)	3
Purchase of equity investment	(6)	(16)
Purchases of available-for-sale securities	—	(2)
Proceeds from sales of available-for-sale securities	2	183

Net cash (used in) provided by investing activities	(418)	116

FINANCING ACTIVITIES:

Net proceeds from sales of common stock under employee stock benefit plans	10	11
Excess income tax benefit from the exercise of stock options	1	3
Tax payments related to restricted stock issuance	(17)	(18)
Repurchase of common stock	(200)	(123)
Repayment of other long-term liability	(1)	(1)

Net cash used in financing activities	(207)	(128)

Effect of exchange rate fluctuations on cash and cash equivalents	(13)	40

Change in cash and cash equivalents	(303)	399
Beginning cash and cash equivalents	3,029	1,793

Ending cash and cash equivalents	$2,726	$2,192

(1)	As adjusted for the adoption of new authoritative guidance on revenue recognition during the fourth quarter of fiscal 2010.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data)

							Year-Over-Year
	Three Months Ended						Non-GAAP(2) Growth Rate
	July 2, 2010			July 3, 2009				Constant
	GAAP	Adj	Non-GAAP(2)	GAAP	Adj	Non-GAAP(2)	Actual	Currency(3)

Net revenue:	$1,433	NA	$1,433	$1,432	NA	$1,432	0%	2%

Gross profit:	$1,168	$49	$1,217	$1,120	$103	$1,223	0%	1%
Stock-based compensation		4			5
Amortization of acquired product rights		45			98

Gross margin %	81.5%		84.9%	78.2%		85.4%	- 50 bps	- 30 bps

Operating expenses:	$974	$(137)	$837	$968	$(144)	$824	2%	2%
Stock-based compensation		(31)			(44)
Amortization of other intangible assets		(61)			(63)
Restructuring		(40)			(34)
Impairment of assets held for sale		—			(3)
Acquisition related expenses		(5)			—

Operating expenses as a % of revenue	68.0%		58.4%	67.6%		57.5%	90 bps	30 bps

Operating income	$194	$186	$380	$152	$247	$399	-5%	-1%

Operating margin %	13.5%		26.5%	10.6%		27.9%	-140 bps	- 60 bps

Net income:	$161	$123	$284	$74	$203	$277	3%	N/A
Gross profit adjustment		49			103
Operating expense adjustment		137			144
Non-cash interest expense		27			25
Gain on sale of assets		—			(4)
Joint venture: Amortization of other intangible assets		2			2
Income tax effect on above items		(60)			(67)
Tax related adjustments:
Release of pre-acquisition tax contingencies		(32)			—

Diluted net income per share	$0.20	$0.15	$0.35	$0.09	$0.24	$0.33	6%	N/A

Diluted weighted-average shares outstanding	805		805	827		827	-3%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Beginning in fiscal 2011, we discontinued reporting revenue on a non-GAAP basis. We continue to report non-GAAP gross margin, operating margin, net income and earnings per share, however, we now utilize GAAP revenue in calculating these non-GAAP financial metrics.

(3)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Revenue and Deferred Revenue Detail (1, 2)
(In millions, unaudited)

	Three Months Ended
	July 2, 2010	July 3, 2009
GAAP Revenue
Content, subscription, and maintenance	$1,248	$1,209
License	185	223

Total revenue	$1,433	$1,432

GAAP Revenue Y/Y Growth Rate
Content, subscription, and maintenance	3%	-6%
License	-17%	-38%

Total Y/Y Growth Rate	0%	-13%

GAAP Revenue Y/Y Growth Rate in Constant Currency
Content, subscription, and maintenance	5%	-2%
License	-15%	-34%

Total Y/Y Growth Rate in Constant Currency	2%	-9%

GAAP Revenue by Segment
Consumer	$473	$447
Security and Compliance	340	336
Storage and Server Management	524	553
Services	96	96

GAAP Revenue by Segment: Y/Y Growth Rate
Consumer	6%	-5%
Security and Compliance	1%	-15%
Storage and Server Management	-5%	-17%
Services	0%	-20%

GAAP Revenue by Segment: Y/Y Growth Rate in Constant Currency
Consumer	7%	-1%
Security and Compliance	2%	-10%
Storage and Server Management	-3%	-13%
Services	2%	-15%

GAAP Revenue by Geography
International	$711	$716
US	722	716
Americas (US, Latin America, Canada)	796	784
EMEA	408	433
Asia Pacific & Japan	229	215

GAAP Revenue by Geography: Y/Y Growth Rate
International	-1%	-17%
US	1%	-9%
Americas (US, Latin America, Canada)	2%	-9%
EMEA	-6%	-22%
Asia Pacific & Japan	7%	-7%

GAAP Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	3%	-9%
US	1%	-9%
Americas (US, Latin America, Canada)	2%	-9%
EMEA	2%	-11%
Asia Pacific & Japan	2%	-3%

GAAP Deferred Revenue	$2,998	$2,973
GAAP Deferred Revenue Y/Y Growth Rate	1%	-1%
GAAP Deferred Revenue Y/Y Growth Rate in Constant Currency	3%	3%

(1)	We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

(2)	Beginning in fiscal 2011, we discontinued reporting revenue and deferred revenue on a non-GAAP basis. We continue to report non-GAAP gross margin, operating margin, net income and earnings per share, however, we now utilize GAAP revenue in calculating these non-GAAP financial metrics.

SYMANTEC CORPORATION
Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In millions, except per share data, unaudited)
We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending October 1, 2010
Year-Over-Year Growth Rate
Revenue guidance	Range	Actual	Constant Currency(1)

GAAP revenue range	$1,445 - $1,465	(2)% - (1)%	1% - 3%

	Three Months Ending October 1, 2010
		Year-Over-Year Growth Rate
Earnings per share guidance and reconciliation	Range	Actual	Constant Currency(1)

GAAP diluted earnings per share range	$0.09 - $0.10	(53)% - (47)%	N/A
Add back:
Stock-based compensation, net of tax	0.03
Amortization of acquired product rights and other intangible assets and non-cash interest expense, net of tax	0.15
Non-GAAP diluted earnings per share range	$0.27 - $0.28	(25)% - (22)%	N/A

Three Months Ending October 1, 2010
Year-Over-Year Growth Rate
Deferred revenue guidance	Range	Actual	Constant Currency(1)

GAAP deferred revenue range	$2,830 - $2,860	(3)% - (2)%	2% - 3%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A
The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.
Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock-based compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	July 2,	July 3,
	2010	2009
Cost of revenue	$4	$5
Sales and marketing	14	18
Research and development	10	17
General and administrative	7	9

Total stock-based compensation	$35	$49

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
Restructuring: We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.
Loss and impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.
Acquisition related expenses: New authoritative guidance on business combinations requires us to record in the statement of operations, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition related expenses from our non-GAAP operating expenses and net income measures. We incurred expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related expenses consist of professional service expenses. We believe it is useful for investors to understand the effects of these items on our operations. Although acquisition related expenses generally diminish over time with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions.
Non-cash interest expense: Effective April 4, 2009, we adopted new authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this new authoritative guidance, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A (continued)
Gain on sale of assets: We exclude these items because they are unique one-time occurrences that are not closely related to, or a function of, our ongoing operations.
Joint venture: As noted above, we exclude amortization of other intangible assets related to the joint venture from our non-GAAP net income.
Release of pre-acquisition tax contingencies: In June 2010, we reached agreement with the IRS concerning the amount of the adjustment arising from the favorable U.S. Tax Court decision issued December 2009 regarding the Veritas Software tax assessment for 2000 and 2001. Accordingly, we further reduced our previous accrual related to this matter to reflect the tax liability arising from this agreement. As a result, we realized a one-time benefit to GAAP net income of $38.5 million and a non-GAAP one-time benefit of $7.3 million for the three months ended July 2, 2010. The non-GAAP benefit is due to the reversal of accrued interest attributed to the Veritas tax assessment that were recorded to our income statement during post-acquisition periods. Accordingly, the amount of these accruals has not been excluded from Symantec’s non-GAAP results.